Exhibit 10.34

June 25, 2012

Mr. Joe Bilman
133 Sterling Place
#3B
Brooklyn, New York 11217

Email:     Joe@bilman.com

Dear Joe:

It is my pleasure to confirm the offer extended to you to join American Media, Inc.

Material components of the offer agreed to, are:

Position Title:	Executive Vice President/Chief Digital Officer (“CDO”)

Total Compensation:	Base salary: $425,000
Target bonus:    $375,000
Total Potential    $800,000

Start Date:	August 15, 2012.

Base Salary:	$425,000.00 (Four Hundred Twenty Five Thousand Dollars and Zero Cents) per year, payable in bi-weekly installments.

Incentive:
You will receive a one-time incentive payment in the amount of $25,000.00 (Twenty Five Thousand Dollars and Zero Cents) within five days of your date of hire, as long as you return the necessary new hire forms so a check can be processed (such as, but not limited to, a W4 Form).

Bonus Plan:
You will be eligible to receive an annual bonus with a target award amount of $375,000.00 (Three Hundred Seventy Five Thousand Dollars and Zero Cents) per complete fiscal year based on the EBITDA of the digital properties as approved by the President/CEO and the Compensation Committee. The EBITDA target will be the approved fiscal year budget. For FY13, this amount will be prorated based on your date of hire. The bonus, if any, is based on the Company's fiscal year and is payable approximately 60 days after the close of the fiscal year. The FY13 Plan is attached to this letter. The plan will change each fiscal year.

Equity:
You will receive 30,000 (Thirty Thousand) shares of American Media, Inc. stock. You must agree to and adhere to all terms and conditions of such employee stock award, as contained in the various documents that you will be required to read, sign and return.

Severance:
If your employment is terminated without Cause, by the Company (as defined in Attachment “A”), and if you sign the Company's Separation and Release of Claims Agreement presented to you, you will receive nine (9) month's severance pay (nine months of base salary), in 18 equal bi-weekly installments, beginning 15 days after your execution of a Separation and Release of Claims Agreement.

Notwithstanding the foregoing, you will not be eligible to receive severance pay if you resign from the Company or your employment is terminated by the Company for Cause or if you fail to execute and return the Company's form Separation and Release of Claims Agreement within 45 days after your termination of employment.

Travel:	You will be permitted to fly business/first class on any flight over three hours in duration (such as between NYC and LA).

Location:	AMI's New York, NY Office. Travel will be necessary.

In addition to the above, this position carries the following benefits:

▪	On the 1st of the month following your date of hire, you will be eligible to participate in AMI's (contributory) Group Insurance Plan (Medical, Life, Dental, STD, LTD).

▪	Eligibility to participate in the Company's “Personal Time Off (PTO)” Program, you may take up to 18 PTO days per year.

▪	Eligibility to participate in the Company's retirement program (401(k)) once certain service requirements are satisfied.

This offer is contingent upon your execution of the attached Confidentiality Agreement as well as a favorable background check. Additionally, this offer is contingent upon your representation and warranty to AMI that the acceptance of this offer of employment by you and the performance of the position stated above, shall not constitute a breach of, or otherwise contravene, the terms of any employment Agreement or other Agreement or policy to which you are a party or otherwise bound.

Please confirm your acceptance of the terms identified in this offer, in writing, by returning a signed copy of this letter to my attention as soon as possible. This letter contains the entire understandings between its parties concerning your employment with American Media. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter of this letter that are not fully expressed in it. This letter may only be modified by a written amendment signed by all parties hereto. This offer is valid until Thursday, June 29, 2012 at 5:00pm, at which time it will be withdrawn.

Joe, let me take this opportunity to welcome you back to American Media. Do not hesitate to contact me should you have any questions.

Sincerely,

/s/ Gretchen Grubel
Gretchen Grubel
Vice President, Human Resources

/s/ Joseph Bilman	June 25, 2012
With my signature above, I certify my understanding of the terms of this offer and hereby accept the offer as outlined in this letter.	Date

Cc: David Pecker